Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces Second Quarter and Mid-Year 2008 Financial Results;

Company Raises Full-Year 2008 Guidance

Second Quarter 2008 Highlights

•	Revenue of $28.6 million, up 39.5% from $20.5 million in 2Q’07

•	Pretax income of $9.0 million, compared to $2.2 million for 2Q’07

•	Net income of $5.6 million, compared to $0.8 million for 2Q’07

•	Adjusted EBITDA (as defined below) of $12.0 million, up 81.8% from $6.6 million in 2Q’07

•	Billed Minutes of 14.2 billion, an increase of 44.9% over 2Q’07

•	Commenced operations in 11 additional markets

CHICAGO, August 5, 2008 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of tandem interconnection services, today announced its second quarter 2008 financial results.

“We are pleased to report record revenue and earnings growth during the quarter, despite the challenges in the broader economy,” said Rian Wren, President and Chief Executive Officer of Neutral Tandem. “Our strong financial performance during the quarter is a direct reflection of our continued execution across our strategic priorities of broadening our geographic presence, expanding our interconnections with new and existing customers, and increasing the types of traffic carried across our network.”

Second Quarter Results

Revenue increased 39.5% to $28.6 million for the three months ended June 30, 2008, compared to $20.5 million during the three months ended June 30, 2007. The increase in second quarter revenue was primarily related to an increase in the number of minutes carried over our network.

Billed minutes increased 44.9% to 14.2 billion minutes for the three months ended June 30, 2008, compared to 9.8 billion minutes for the three months ended June 30, 2007.

Network and facilities expenses for the three months ended June 30, 2008 were $9.4 million, compared to $6.9 million for the three months ended June 30, 2007. This increase was largely due to greater traffic volumes carried over our network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $7.8 million for the three months ended June 30, 2008, compared to $7.5 million for the three months ended June 30, 2007. The increase primarily resulted from higher employee expenses, including additional headcount to grow the business.

Pretax income for the three months ended June 30, 2008 was $9.0 million, up over 300% from $2.2 million for the three months ended June 30, 2007.

Income tax expense for the three months ended June 30, 2008 was $3.3 million, compared to income tax expense of $1.4 million for the three months ended June 30, 2007. The effective tax rate for the three months ended June 30, 2008 was approximately 37%.

Net income for the three months ended June 30, 2008 was $5.6 million, or $0.17 per diluted share, compared to $0.8 million, or $0.03 per diluted share, for the three months ended June 30, 2007.

Adjusted EBITDA, a non-GAAP measure, for the three months ended June 30, 2008 was $12.0 million, up 81.8% from the three months ended June 30, 2007. The Adjusted EBITDA margin for the quarter was 42%, up from 32.2% in the year ago period. This increase in Adjusted EBITDA margin was driven by the continued scaling of our operating expenses, as well as network efficiency and optimization efforts. Included in Adjusted EBITDA for the three months ended June 30, 2008 is the impairment of fixed assets of $0.2 million. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

The company also expanded its footprint to commence operations in 11 new markets during the second quarter of 2008. We operated in 82 markets as of June 30, 2008, as compared to 47 markets as of June 30, 2007.

Year-to-Date Results

Revenue was $54.8 million for the six months ended June 30, 2008, compared to $38.1 million during the six months ended June 30, 2007, an increase of 43.8%.

Billed minutes for the six months ended June 30, 2008 were 27.1 billion, up 46.5% from 18.5 billion minutes during the six months ended June 30, 2007.

Pretax income for the six months ended June 30, 2008 was $15.2 million, up 216% from $4.8 million during the six months ended June 30, 2007.

Income tax expense for the six months ended June 30, 2008 was $5.6 million, compared to income tax expense of $2.4 million for the six months ended June 30, 2007. The effective tax rate during the six months ended June 30, 2008 was approximately 37%.

Net income was $9.7 million for the six months ended June 30, 2008, or $0.29 per diluted share, compared to $2.5 million, or $0.10 per diluted share during the six months ended June 30, 2007.

Adjusted EBITDA, a non-GAAP measure, for the six months ended June 30, 2008 was $21.2 million, up approximately 71% compared to $12.4 million during the six months ended June 30, 2007. The Adjusted EBITDA margin for the six months ended June 30, 2008 was 38.7%, up from 32.5% during the six months ended June 30, 2007. Included in Adjusted EBITDA for the six months of 2008 is the impairment of fixed assets of $0.2 million. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

Business Outlook

Based on actual results for the first six months of 2008 and management’s current belief about minute-based revenue trends, expenses and the competitive environment, Neutral Tandem is raising its forecast for certain metrics.

Neutral Tandem now estimates:

•	Revenue for the full year of 2008 is expected to be between $117 million and $121 million, an increase from the previous forecast range of $112 million to $116 million.

•

Adjusted EBITDA, a non-GAAP financial measure, for the full year of 2008 is expected to be between $47 million and $49 million, an increase from the previous forecast range of $39 million to $41 million. Adjusted EBITDA will exclude non-cash share based employee compensation.

•	Billed minutes for the full year of 2008 are estimated to be between 59.5 billion and 61.5 billion minutes, up from the previous forecast range of 56 billion to 58 billion minutes.

•	Capital expenditures for the full year of 2008 are expected to be between $23 million and $25 million, consistent with the previous forecast range.

•	Operations to commence in 30 new markets in 2008, up from the previous forecast of 25 new markets.

Commenting on Neutral Tandem’s second quarter results and expectations, Wren noted, “Our strong financial performance and the management of our resources across our strategic initiatives has not only driven growth, but has allowed us the flexibility to continue to invest in upgrading our national network with soft-switch technology. We believe that our continued investment in next generation technology will allow Neutral Tandem to maintain our status as the independent tandem provider of choice and will drive shareholder value going forward.”

Webcast and Conference Call

A webcast and conference call will be held today, Tuesday, August 5, 2008 at 10:00 a.m. Eastern Time. A live webcast of the conference call as well as a replay will be available online on the company’s corporate website at www.neutraltandem.com. Participants can also access the call by dialing 800-240-4186 (within the United States and Canada), or 303-262-2141 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until approximately 11:59 p.m. (PT) on Thursday, August 28, 2008. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11117152#.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this news release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Neutral Tandem has included important factors in the cautionary statements included in Neutral Tandem’s reports filed with the Security and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report filed on Form 10-K for the period ended December 31, 2007, that Neutral Tandem believes could cause actual results or events to differ materially from the forward-looking statements in this news release. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services to wireless, wireline, cable and VoIP providers. Founded in 2003, Neutral Tandem facilitates inter-carrier communications with a cost-effective alternative to the Incumbent Local Exchange Carrier (ILEC) network. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of June 30, 2008, Neutral Tandem was capable of connecting approximately 346 million telephone numbers assigned to carriers. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

The consolidated balance sheets and statement of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue	$28,578	$20,507	$54,804	$38,123

Operating Expense:
Network and facilities expense (excluding depreciation and amortization)	9,386	6,898	18,496	13,218
Operations	4,125	4,669	8,197	8,380
Sales and marketing	451	405	995	843
General and administrative	3,194	2,354	6,212	3,906
Depreciation and amortization	2,823	2,222	6,086	4,971
Impairment of fixed assets	195	—	195	—
Loss (gain) on disposal of fixed assets	—	(142)	—	(161)

Total operating expense	20,174	16,406	40,181	31,157

Income from operations	8,404	4,101	14,623	6,966

Other (income) expense
Interest expense, including debt discount of $21, $39, $49 and $77, respectively	250	439	549	923
Interest income	(799)	(210)	(1,697)	(417)
Other expense	—	—	550	—
Change in fair value of warrants	—	1,641	—	1,631

Total other expense	(549)	1,870	(598)	2,137

Income before income taxes	8,953	2,231	15,221	4,829
Provision for income taxes	3,309	1,427	5,554	2,350

Net income	$5,644	$804	$9,667	$2,479

Net income per share:
Basic	$0.18	$0.15	$0.31	$0.47

Diluted	$0.17	$0.03	$0.29	$0.10

Weighted average number of shares outstanding:
Basic	31,771	5,319	31,432	5,319

Diluted	33,590	24,455	33,477	24,634

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$97,603	$112,020
Accounts receivable	13,366	12,104
Deferred tax asset-current	3,025	2,242
Other current assets	1,135	1,016

Total current assets	115,129	127,382
Property and equipment—net	42,200	37,410
Restricted cash	419	419
Investments and other assets	23,862	805

Total assets	$181,610	$166,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,777	$575
Accrued liabilities:
Circuit cost	4,460	5,694
Rent	1,180	1,163
Payroll and related items	1,945	1,692
Other	882	2,768
Current installments of long-term debt	3,816	4,384

Total current liabilities	18,060	16,276
Other liabilities	713	527
Deferred tax liability-noncurrent	2,455	2,095
Long-term debt —excluding current installments	1,456	3,196

Total liabilities	22,684	22,094
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 31,855,542 shares and 30,832,939 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	33	32
Warrants	—	6,920
Additional paid-in capital	145,838	132,889
Accumulated other comprehensive income (loss)	(693)	—
Accumulated earnings	13,748	4,081

Total shareholders’ equity	158,926	143,922

Total liabilities and shareholders’ equity	$181,610	$166,016

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash Flows From Operating Activities:
Net income	$9,667	$2,479
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	6,088	4,971
Deferred tax	12	638
Impairment of fixed assets	195	—
(Gain) loss on disposal of fixed assets	—	(161)
Non-cash share-based compensation	1,039	435
Amortization of debt discount	49	77
Changes in fair value of warrants	—	1,631
Changes in assets and liabilities:
Accounts receivable—net	(1,262)	(1,795)
Other current assets	(119)	(213)
Other noncurrent assets	65	55
Accounts payable	2,010	296
Accrued liabilities	(2,850)	3,244
Noncurrent liabilities	186	62

Net cash flows from operating activities	15,080	11,719

Cash Flows From Investing Activities:
Purchase of equipment	(7,881)	(8,097)
Proceeds from sale of equipment	—	222
Increase in restricted cash	—	(11)
Purchase of investments	(25,150)	—
Sale of investments	900	—

Net cash flows from investing activities	(32,131)	(7,886)

Cash Flows From Financing Activities:
Cash paid for stock issuance cost	—	(892)
Proceeds from the issuance of common shares associated with stock option exercise	4,991	—
Principal payments on long-term debt	(2,357)	(2,896)

Net cash flows from financing activities	2,634	(3,788)

Net Increase In Cash And Cash Equivalents	(14,417)	45
Cash And Cash Equivalents—Beginning	112,020	20,084

Cash And Cash Equivalents—End	$97,603	$20,129

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$562	$762

Cash paid for taxes	$3,104	$1,238

Cash refunded for taxes	$—	$542

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$3,655	$1,828

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate the change in the fair value of warrants and non-cash share based compensation. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense and the change in fair value or warrants and non-cash share based compensation. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended December 31,
	2008	2007	2008	2007	2008 (1)
Net income	$5,644	$804	$9,667	$2,479	$21,900
Interest expense (income), net	(549)	229	(1,148)	506	(2,300)
Provision (benefit) for income taxes	3,309	1,427	5,554	2,350	12,600
Depreciation and amortization	2,823	2,222	6,086	4,971	13,100

EBITDA	$11,227	$4,682	$20,159	$10,306	$45,300
Non-cash share-based compensation	794	234	1,039	435	2,700
Change in fair value of warrants	—	1,641	—	1,631	—

Adjusted EBITDA	$12,021	$6,557	$21,198	$12,372	$48,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release.

This reconciliation is based on the midpoint of the guidance range announced in this press release.